Exhibit 99.1

A. Schulman Revises Fiscal 2017 Guidance

AKRON, Ohio - July 20, 2017 - A. Schulman, Inc. (Nasdaq: SHLM) announced today that it is lowering its full-year 2017 adjusted net income guidance range to $1.60 to $1.70 per diluted share and adjusted EBITDA to $200 to $204 million. This revision is driven by margin compression in the Company’s European business as well as weakened operating results from previous forecasts in certain other regions.

“While our volumes in Europe remain on track with our expectations, we are incurring significant margin pressure in the region due to the magnitude and timing of raw material cost increases,” said Joseph M. Gingo, chairman, president and chief executive officer. “This compression compounds the macroeconomic headwinds and previously disclosed operational challenges thus making our full-year guidance unattainable, despite the continued progress we are making in this reset year.

“We have taken further steps to recover the raw material costs more effectively, and I believe we will succeed, but the rate at which we can do so is dependent upon competitive pressures,” said Gingo. “Typically, we experience a lag in our ability to recover raw material increases. Given this timing, our margin recovery should build momentum as we head into fiscal 2018.”

In the Company’s fiscal 2017 third quarter news release and earnings call, management reiterated the potential negative effects on its full-year financial performance from foreign currency translation and the continued complexity in the Evansville, Indiana consolidation.

The initial guidance provided by A. Schulman on October 26, 2016 of $2.08 to $2.18 per diluted share assumed a Euro rate of $1.13 and no major shifts in other major world currencies. The negative foreign currency effects on adjusted net income and adjusted EBITDA compared with the Company's guidance plan level are expected to be $0.12 per diluted share and $6 million, respectively, and are reflected in the revised guidance.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers’ demanding requirements. The Company’s customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately 4,900 people and has 53 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.5 billion for the fiscal year ended August 31, 2016. Additional information about A. Schulman can be found at www.aschulman.com.

Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•
effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and the integration thereof, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our current debt position could adversely affect our financial health and prevent us from fulfilling our financial obligations; and

•
failure of counterparties to perform under the terms and conditions of contractual arrangements, including suppliers, customers, buyers and sellers of a business and other third parties with which the Company contracts.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

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Contact
Jennifer K. Beeman
Vice President, Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: 330-668-7346
Email: Jennifer.Beeman@aschulman.com
www.aschulman.com